Exhibit 99.1

News Release

Brooke Credit Corporation Secures $80 Million in Additional Financing

OVERLAND PARK, Kan., Sept. 18, 2006 – Michael Lowry, president and chief executive officer of Brooke Credit Corporation, the finance company subsidiary of Brooke Corporation (Nasdaq: BXXX), announced it has successfully secured an $80 million revolving warehouse facility from Fifth Third Bank, headquartered in Cincinnati, Ohio. The new warehouse facility will be used to temporarily fund loans made to insurance agencies and related businesses until the loans are securitized.

“We are pleased to announce this new credit facility and would like to thank Fifth Third Bank for their continued support and confidence in our organization. Combined with financing previously provided by Fifth Third, it is currently the largest single provider of capital to Brooke Credit,” Lowry said. “Our increased warehouse capacity combined with our securitization model, which has resulted in excess of $187 million of asset-backed securities issued to date, better positions Brooke Credit to capitalize on increased lending opportunities within our target markets.”

Bob Finley, vice president and managing director of Fifth Third Bank’s Asset Securitization group stated, “We are pleased to provide this important financing to Brooke Credit. Fifth Third’s asset securitization solution provides our commercial banking customers access to the highly efficient securitization financing market.”

About Fifth Third Bank… Fifth Third is a diversified financial services company headquartered in Cincinnati, Ohio. Fifth Third has $106.1 billion in assets, and operates 19 affiliates with 1,145 full-service Banking Centers, including 116 Bank Mart® locations open seven days a week inside select grocery stores and 2,106 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2006, has $203 billion in assets under care, of which it manages $31 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Global Select Market System under the symbol “FITB.”

About Brooke Credit Corporation…Brooke Credit Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $413.2 million on Aug. 31, 2006. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

Contact… Anita Larson, Brooke Corporation, larsa@brookecorp.com or (913) 661-0123

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This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.